Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-228818) on Form S-8 of our report dated March 9, 2022, with respect to the consolidated financial statements and financial statement schedule III of Ares Industrial Real Estate Income Trust Inc. (formerly known as Black Creek Industrial REIT IV Inc.).

/s/KPMG LLP

Denver, Colorado

March 9, 2022